Exhibit 4.5 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 Argo Group International Holdings, Inc. (“Argo Group,” “Company,” “we,” “us,” and “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (a) the 6.500% Senior Notes due 2042 (the “Notes”) issued by Argo Group US, Inc. (“Argo US”), a wholly owned subsidiary of the Company, and our guarantee of such Notes; and (b) the depositary shares, each representing a 1/1,000th interest in a share of 7.00% Resettable Fixed Rate Preferred Stock, Series A, par value $1.00 per share (the “Series A Preferred Stock”). The following is a summary description of the material terms of such securities. It may not contain all the information that is important to you. For additional information, you should refer to the provisions of our Certificate of Incorporation (the “Certificate of Incorporation”), our Bylaws (the “Bylaws”), the Argo US Notes, Senior Indenture and First Supplemental Indenture applicable to the Notes, Certificate of Designations and Deposit Agreement applicable to the Series A Preferred Stock and depositary shares, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference. We are incorporated as a Delaware corporation under the Delaware General Corporation Law, as amended (the “DGCL”). Please also refer to the applicable provisions of the DGCL for additional information. The rights of our stockholders are governed by Delaware law, our Certificate of Incorporation and our Bylaws. Our authorized share capital stock is 2,000,000,000 shares of common stock, par value $1.00 per share, (which are not registered under Section 12 of the Exchange Act), and 30,000,000 shares of preferred stock, par value $1.00 per share. 6,000,000 shares of preferred stock are designated as Series A Preferred Stock. DESCRIPTION OF THE SERIES A PREFERRED STOCK Dividend Rights Dividends on the sharers of Series A Preferred Stock are payable on a non-cumulative basis only when, as and if declared by our board of directors or a duly authorized committee thereof, quarterly in arrears on the 15th day of March, June, September, and December of each year, commencing on September 15, 2020, at a rate equal to 7.00% of the liquidation preference per annum (equivalent to $1,750 per share of Series A Preferred Stock and $1.75 per depositary share per annum) up to but excluding September 15, 2025. Beginning on September 15, 2025, any such dividends will be payable on a non-cumulative basis, only when, as and if declared by our board of directors or a duly authorized committee thereof, during each reset period, at a rate per annum equal to the Five-Year U.S. Treasury Rate (as defined in the Certificate of Designations) as of the

2 most recent reset dividend determination date plus 6.712% of the liquidation preference per annum. Voting Rights Holders of the Series A Preferred Stock are not entitled to any voting rights, except if and whenever dividends in respect of any Series A Preferred Stock have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the holders of shares of Series A Preferred Stock, voting together as a single class with the holders of any and all voting preference shares then outstanding, shall be entitled to vote for the election of a total of two additional members of the board of directors. Liquidation Rights Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the shares of Series A Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and senior securities (including policyholder obligations of our subsidiaries), if any, but before any distribution of assets is made to holders of our common stock or any other junior shares, a liquidating distribution in the amount of $25,000 per share of Series A Preferred Stock (equivalent to $25 per depositary share) plus declared and unpaid dividends, if any, to the date fixed for distribution. Other Rights The shares of Series A Preferred Stock are not subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of shares of Series A Preferred Stock are not entitled to require redemption, repurchase or retirement of any shares of Series A Preferred Stock. No shares of Series A Preferred Stock shall have any conversion rights or preemption rights. Redemption The shares of Series A Preferred Stock are redeemable for cash at our option in whole or in part, from time to time, on or after the First Reset Date at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), and provide for dividends in an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to. but excluding, the redemption date. In addition: • we will have the option to redeem all (but not less than all) of the shares of Series A Preferred Stock, at any time outside of a par call period, upon the sending of notice to the holders of common stock of a proposal for a merger or any proposal for any other matter that requires, as a result of any changes in applicable law after the date of the prospectus supplement, an affirmative vote for its validation or effectuation of the holders of the shares of Series A Preferred Stock at the time outstanding, whether voting as a separate series or together with any other series of Series A Preferred Stock

3 as a single class, at a redemption price of $26,000 per share of Series A Preferred Stock (equivalent to $26 per depositary share); provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied; • we will have the option to redeem all (but not less than all) of the shares of Series A Preferred Stock, at a redemption price of $25,000 per share (equivalent to $25 per depositary share), if as a result of a change in tax law there is, in our reasonable determination, a substantial probability that we or any successor company would become obligated to pay any additional amounts on the next succeeding dividend payment date with respect to the shares of Series A Preferred Stock and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor company; provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied; • we will have the option to redeem all (but not less than all) of the shares of Series A Preferred Stock, at a redemption price of $25,000 per share (equivalent to $25 per depositary share), at any time within 90 days following the occurrence of the date on which we have reasonably determined that a “capital disqualification event” has occurred as a result of any amendment or proposed amendment to, or change or proposed change in, the laws or regulations of the jurisdiction of our “Applicable Supervisor” (as described in the preliminary prospectus supplement) that is enacted or becomes effective after the initial issuance of the shares of Series A Preferred Stock or any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the shares of Series A Preferred Stock; provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied; and • we will have the option to redeem all (but not less than all) of the shares of Series A Preferred Stock, at a redemption price of $25,500 per share (equivalent to $25.50 per depositary share) within 90 days of the occurrence of a “rating agency event”; provided that no such redemption may occur prior to the First Reset Date unless one of the redemption requirements is satisfied. Any such redemption will require us to provide not less than 30 days’ nor more than 60 days’ prior written notice. Upon any such redemption, the redemption price will also include dividends in an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current dividend period that has not been declared and paid to, but excluding, the redemption date. If the shares of Series A Preferred Stock are redeemed, in whole or in part, a corresponding number of depositary shares will be redeemed with the proceeds received by the depositary from the redemption of the shares of Series A Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1000th of the redemption price per share of Series A Preferred Stock.

4 Ranking The Series A Preferred Stock: • will rank senior to our common shares; • will rank junior to any senior shares and any existing and future indebtedness of the Company and any of its subsidiaries; • will rank equally with any parity shares; • will not represent any interest in any subsidiary of the Company; and • will be contractually subordinated in right of payment to all obligations of our subsidiaries, including all existing and future policyholders’ obligations of such subsidiaries. DESCRIPTION OF THE DEPOSITARY SHARES Listing The depositary shares are listed on the NYSE under the symbol “ARGOPrA.” Dividends and Other Distributions Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of a depositary share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of Series A Preferred Stock. The depositary will distribute any cash dividends or other cash distributions received on the shares of Series A Preferred Stock to the record holders of depositary shares in proportion to the number of depositary shares held by each holder on the relevant record date. If we make a distribution on the shares of Series A Preferred Stock other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares in proportion to the number of depositary shares held by each holder, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds from the sale to the holders of the depositary shares. Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the shares of Series A Preferred Stock. Withdrawal of Series A Preferred Stock Unless the related depositary shares have been previously called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the corporate trust office of the depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply

5 with any other requirements of the Deposit Agreement for the number of whole shares of Series A Preferred Stock and any money or other property represented by such holder’s depositary receipts. A holder of depositary shares who exchanges such depositary receipts for shares of Series A Preferred Stock will be entitled to receive whole shares of Series A Preferred Stock on the basis set forth herein; partial shares of Series A Preferred Stock will not be issued. However, holders of whole shares of Series A Preferred Stock will not be entitled to deposit those shares under the Deposit Agreement or to receive depositary shares for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Series A Preferred Stock to be withdrawn, the depositary will deliver to the holder at the same time new depositary shares evidencing the excess number of depositary shares. Redemption of Depositary Shares If the shares of Series A Preferred Stock underlying the depositary shares are redeemed, in whole or in part, a corresponding number of depositary shares will be redeemed with the proceeds received by the depositary from the redemption of depositary shares representing an interest in our shares of Series A Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1000th of the applicable per share redemption price payable in respect of such share of Series A Preferred Stock. Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing an interest in the shares of Series A Preferred Stock so redeemed. If less than all of the outstanding depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata or in such other manner as may be determined by the depositary to be fair and equitable and provided that such methodology is consistent with any applicable stock exchange rules. The depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the depositary shares representing an interest in our Series A Preferred Stock and the related depositary shares. Voting Rights Holders of the depositary shares representing an interest in the shares of Series A Preferred Stock will not have any voting rights, except for the limited voting rights described above. Because each depositary share represents a 1/1000th interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to 1/1000th of a vote per share of Series A Preferred Stock under those limited circumstances in which holders of the shares of Series A Preferred Stock are entitled to vote. Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the shares of Series A Preferred Stock. Although each depositary share is entitled to 1/1000th of a vote, the depositary can vote only whole Series A Preferred Stock. While the depositary will aggregate the fractional voting interests of individual holders of depository receipts to vote the maximum number of whole shares of Series

6 A Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of depositary shares not representing a whole share of Series A Preference Share will not be voted. When the depositary receives notice of any meeting at which the holders of the shares of Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice of meeting to the record holders of the depositary shares relating to the shares of Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the shares of Series A Preferred Stock, may instruct the depositary to vote the number of the shares of Series A Preferred Stock votes represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the number of the shares of Series A Preferred Stock votes represented by depositary shares in accordance with the instructions it receives (which can be mailed to transmitted by an authorized (including electronic) method). Preemptive and Conversion Rights The holders of the depositary shares will not have any preemptive right to subscribe to any additional issue of shares of any class or series of the Company or to any securities of the Company convertible into such shares and will not have the right to convert depositary shares representing an interest in the shares of Series A Preferred Stock into, or exchange depositary shares representing an interest in the shares of Series A Preferred Stock for, any other securities or property of the Company. DESCRIPTION OF THE NOTES AND THE GUARANTEE In September 2012, the Company’s subsidiary, Argo US, issued $143,750,000 aggregate principal amount of Argo US’ 6.5% senior notes due 2042. The Company fully and unconditionally guaranteed all payments on the Notes (the “Guarantee”). Listing The Notes (and the Guarantee with respect thereto) are listed on the NYSE under the symbol “ARGD.” General The Notes are unsecured and unsubordinated obligations of Argo US and rank equally in right of payment with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will mature on September 15, 2042, unless previously redeemed in full by Argo US as provided below. The Notes bear interest at the rate of 6.500% per annum from and including September 25, 2012 to maturity or early redemption. Interest on the Notes are be payable on the 15th day of March, June, September and December of each year, commencing on December 15, 2012, to the persons in whose names such Notes were registered at the close of business on the immediately preceding 1st day of March, June, September and December (whether or not a business day), respectively.

7 Interest payments in the respect of the Notes equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the Notes), to, but not including, the applicable interest payment date or stated maturity date or date of earlier redemption, as the case may be. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the interest payment will be postponed until the next succeeding business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the maturity date of the Notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, “business day” means any day other than a day on which banking institutions in The City of New York or any place of payment are authorized or required by law, executive order or regulation to close. The indenture governing the Notes (the “Indenture”) does not limit the aggregate principal amount of the debt securities which Argo US may issue thereunder and will provide that Argo US may issue debt securities thereunder from time to time in one or more series. Argo US may, from time to time, without the consent of or notice to holders of the Notes, issue and sell additional debt securities ranking equally and ratably with the Notes in all respects and having the same terms as the Notes (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the Notes for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued Notes for U.S. federal income tax purposes. The Notes are not entitled to the benefit of any mandatory redemption or sinking fund or to redemption or repurchase at the option of the holders upon a change of control, a change in management, an asset sale or any other specified event. The Notes are issued only in fully registered form without coupons in minimum denominations of $25 and integral multiples of $25 in excess thereof. The Notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by Argo US or the security registrar) or exchanged for other Notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by Argo US for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but Argo US may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The Indenture does not contain any provisions that would limit Argo Groups’, or any of its subsidiaries’ ability to incur indebtedness or that would afford holders of the Notes protection in the event of a sudden and significant decline in Argo Groups’, or any of its subsidiaries, credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Argo Group or any of its subsidiaries. Accordingly, Argo Group and/or Argo US could in the future

8 enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect their respective capital structure or credit rating. Guarantee Argo Group has fully and unconditionally guaranteed all payments on the Notes. The guarantee is the senior unsecured obligation of Argo Group and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of Argo Group from time to time outstanding. The guarantee is effectively subordinated to all existing and future secured obligations of Argo Group to the extent of the security thereof and structurally subordinated to all existing and future obligations of Argo Group’s subsidiaries, including claims with respect to trade payables. Optional Redemption The Notes may be redeemed, for cash, in whole or in part, on or after September 15, 2017, at Argo US’ option, at any time and from time to time, until maturity at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder’s registered address. If less than all the Notes are to be redeemed at our option, the trustee shall determine, in such manner as it deems appropriate and fair, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed. The trustee may select Notes and portions of Notes in amounts of $25 and integral multiples of $25 in excess thereof. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption on such redemption date. Nothing in the Indenture prohibits Argo US from acquiring the Notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture. Payment of Additional Amounts If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where Argo Group or Argo US, or any of their respective successors (a “Payor”), is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the Notes, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the Notes, the Payor will pay to each holder of the Notes, to the extent it may lawfully do so, such additional amounts as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such Notes to which such holder is entitled; provided, however, the Payor will not be required to make any payment of additional amounts for or on account of: (A) any tax, assessment or other governmental charge which would not have been imposed but for (1) the existence of any present or former connection between a

9 noteholder (or between a fiduciary, settlor, beneficiary, member or stockholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction (other than by reason of the mere ownership of, or receipt of payment under, the Notes) including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (2) the presentation of a note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later; (B) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge; (C) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, the Notes; (D) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Notes to comply with a request of the Payor addressed to the holder within 90 days of such request (a) to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or beneficial holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Tax Jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or (E) any combination of the above. Additional amounts also will not be paid with respect to any payment of the principal of, or any premium or interest on, any Notes to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or limited liability company or beneficial owner who would not have been entitled to such additional amounts had it been the holder of such Notes. Redemption for Tax Purposes Argo US may redeem the Notes at its option, at any time, for cash, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to, but not including, the date fixed for redemption, at any time the Payor receives an opinion of counsel that as a result of (1) any change in or amendment

10 to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of a Relevant Tax Jurisdiction or any change in the application or official interpretation of such laws, regulations or rulings, (2) any action taken by a taxing authority of a Relevant Tax Jurisdiction which action is generally applied or is taken with respect to it, or (3) a decision rendered by a court of competent jurisdiction in a Relevant Tax Jurisdiction whether or not such decision was rendered with respect to the Payor, there is a substantial probability that the Payor is or will be required as of the next interest payment date to pay additional amounts with respect to the Notes as provided in “Payment of Additional Amounts” above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If Argo US elects to redeem the Notes under this provision, it will give written notice of such election to the trustee and the holders of the Notes. Interest on the Notes will cease to accrue unless we default in the payment of the redemption price. Consolidation, Merger and Sale of Assets Neither Argo US nor Argo Group may consolidate with or merge into or amalgamate with any other company or entity or sell, assign, transfer, lease or otherwise convey all or substantially all its assets to another company or entity, unless: • in the case Argo US or Argo Group consolidates or amalgamates with or merges into another person or sells, assigns, transfers, leases or otherwise conveys all or substantially all of its assets, the person formed by that consolidation or into which Argo US or Argo Holdings is merged or the person which acquires all or substantially all its assets expressly assumes our obligations on the debt securities under a supplemental indenture, and, with respect to the senior indenture, is a corporation, partnership, trust or limited liability company organized under the laws of the United States of America, any State or territory thereof or the District of Columbia, Bermuda, Cayman Islands, Barbados or any other country or state (including under the law of any political subdivision thereof) which is on the date of the indenture a member of the Organization for Economic Cooperation and Development; • immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and • Argo US or Argo Group (as applicable) or the successor have delivered to the trustee an officer’s certificate and an opinion of counsel stating compliance with these provisions. Certain Covenants Limitation on Liens. Argo Group shall not, and shall not permit its restricted subsidiaries to, issue, assume, incur or enter into a guarantee of, any indebtedness for borrowed money secured by a mortgage, pledge, lien, encumbrance or other security interest, directly or indirectly, upon any voting shares of a restricted subsidiary which are now owned or hereafter acquired by Argo Group or its subsidiaries without effectively providing concurrently that the senior debt securities

11 (and if Argo US or Argo Group so elects, any other indebtedness of Argo US or Argo Group ranking on a parity with the senior debt securities) shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as such indebtedness remains outstanding. This restriction shall not apply to permitted liens. Restrictions on Certain Dispositions. As long as any of the Notes remain outstanding, and except in a transaction otherwise expressly permitted by the Indenture, (1) issue, sell, assign, transfer or otherwise dispose of any capital stock of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of capital stock of, any restricted subsidiary (other than to Argo US, Argo Group or another restricted subsidiary); or (2) permit any restricted subsidiary to issue (other than to Argo US, Argo Group or another restricted subsidiary) any capital stock (other than director’s qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase any capital stock of, any restricted subsidiary; if, after giving effect to any transaction described in clauses (1) or (2) above and the issuance of the maximum number of shares or other equity interests issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, Argo Group would own, directly or indirectly, less than 80% of the capital stock of such restricted subsidiary; provided, however, that this covenant shall not prohibit (i) any issuance, sale, assignment, transfer or other disposition made for at least a fair market value consideration as determined by the board of directors of Argo Group pursuant to a resolution adopted in good faith; and (ii) any such issuance or disposition of securities if required by any law or any regulation or order of any applicable governmental or insurance regulatory authority. Notwithstanding the foregoing, Argo Group shall be permitted (A) to merge or consolidate any restricted subsidiary into or with another direct or indirect subsidiary of Argo Group, the capital stock of which Argo Group owns, directly or indirectly, at least 70%; and (B) subject to the provisions of the Indenture relating to consolidation, merger, and/or sale of all or substantially all of the assets of Argo Group or Argo US and described above in “- Consolidation, Merger and Sale of Assets”, sell, assign, transfer or otherwise dispose of all of the capital stock of any restricted subsidiary at one time for at least a fair market value consideration as determined by the board of directors of Argo Group pursuant to a resolution adopted in good faith. Terms Used in Restrictive Covenants The following are the meanings of terms that are important in understanding the restrictive covenants described above: • “capital stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person or entity, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity. • “subsidiary” means any corporation, partnership or other entity of which at the time of determination Argo Group owns or controls directly or indirectly more than 50% of the shares of voting shares.

12 • “restricted subsidiary” means any future or present subsidiary of Argo Group the consolidated total assets of which constitute 20 percent or more of the consolidated total assets of Argo Group. • “consolidated total assets” means, in respect of Argo Group, as of any date of determination, the amount of total assets shown on the consolidated balance sheet of Argo Group and its consolidated subsidiaries delivered to the trustee under the terms of the Indenture, which shall be the balance sheet contained in the most recent annual or quarterly report filed with the Securities and Exchange Commission and, in respect of any subsidiary of Argo Group, the total assets of such subsidiary and its consolidated subsidiaries as shown on the consolidated balance sheet of Argo Group described above. • “permitted liens” means (i) pledges, mortgages, liens, encumbrances or other security interests existing on the date the senior debt securities are issued; (ii) pledges, mortgages, liens, encumbrances or other security interests on any property or any indebtedness of a person existing at the time the person becomes a subsidiary (whether by acquisition, merger or consolidation) which were not incurred in anticipation thereof; (iii) pledges, mortgages, liens, encumbrances or other security interests in favor of us or our subsidiaries; (iv) pledges, mortgages, liens, encumbrances or other security interests existing at the time of acquisition of the assets encumbered thereby which were not incurred in anticipation of such acquisition; (v) purchase money pledges, mortgages, liens, encumbrances or other security interests which secure indebtedness that does not exceed the cost of the purchased property; and (vi) pledges, mortgages, liens, encumbrances or other security interests on real property acquired after the date on which the Notes are first issued which secure indebtedness incurred to acquire such real property or improve such real property so long as (A) such indebtedness is incurred on the date of acquisition of such real property or within 180 days of the acquisition of such real property; (B) such pledges, mortgages, liens, encumbrances or other security interests secure indebtedness in an amount no greater than the purchase price or improvement price, as the case may be, of such real property so acquired; and (C) such pledges, mortgages, liens, encumbrances or other security interests do not extend to or cover any property of ours or any restricted subsidiary other than the real property so acquired. • “voting shares” means shares of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the corporation in question, provided that, for the purposes hereof, shares which carry only the right to vote conditionally on the happening of an event shall not be considered voting shares whether or not such event shall have happened. Events of Default Any one of the following events will constitute an event of default under the Indenture: • failure to pay any interest on any debt security of that series when due, continued for 30 days;

13 • failure to pay principal of or any premium on any debt security of that series when due; • failure to deposit any sinking fund payment, when due, in respect of any debt security of that series; • failure to perform, or breach of, any other covenant or warranty in the Indenture, other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the Indenture; • certain events involving our bankruptcy, insolvency or reorganization; or • any other event of default provided with respect to debt securities of that series. If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, to be due and payable immediately by a notice in writing to us, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. If an event of default occurs involving our bankruptcy, insolvency or reorganization, the principal amount of all outstanding securities under the Indenture will be due and payable immediately without any action on the part of the trustee or the holders. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration. Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. A holder of the Notes will not have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless: • the holder has previously given to the trustee written notice of a continuing event of default; • the holders of at least 25 percent in principal amount of the Notes of each affected series then outstanding (treated as separate classes) have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee; • the trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes of each series affected (with all such series voting as a single class) a direction inconsistent with such request; and

14 • the trustee has not instituted proceedings within 60 days. However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on their debt security on or after the respective due dates. We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the applicable Indenture and as to any default. Governing Law The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.